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                                                                      Exhibit 5

                             Chadbourne & Parke LLP
                              30 Rockefeller Plaza
                            New York, New York 10012
                                  212-408-5100




                                                  July 7, 1999


Conexant Systems, Inc.
4311 Jamboree Road
Newport Beach, CA  92660-3095

Ladies and Gentlemen:

                  In connection with the registration under the Securities Act of 1933, as amended (the "Act"), by Conexant Systems, Inc., a Delaware corporation (the "Company"), of (i) $350,000,000 aggregate principal amount of the Company's 4-1/4% Convertible Subordinated Notes Due May 1, 2006 (the "Notes") issued pursuant to an Indenture dated as of May 1, 1999 (the "Indenture"), between the Company and The First National Bank of Chicago, as Trustee (the "Trustee"), and (ii) such indeterminate number of shares of Common Stock, par value $1 per share, of the Company (including the associated Preferred Share Purchase Rights of the Company) issuable upon conversion of the Notes (collectively, the "Conversion Shares"), we advise as follows:
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Conexant Systems, Inc.                -2-                          July 7, 1999

                  The Notes and the Conversion Shares are to be offered and sold by certain securityholders of the Company. As counsel for the Company, we are familiar with the Restated Certificate of Incorporation and By-Laws of the Company, each as amended to the date hereof, and we have reviewed the Registration Statement on Form S-3 to be filed by the Company under the Act with respect to the Notes and the Conversion Shares (the "Registration Statement") and the corporate proceedings taken by the Company in connection with the authorization of the Notes and the Conversion Shares. We have also examined originals, or copies certified to our satisfaction, of such corporate records of the Company and other instruments, certificates of public officials and representatives of the Company, and other documents as we have deemed necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to questions of fact material to this opinion, we have, when relevant facts were not independently established, relied upon certificates of officers of the Company and appropriate public officials.

                  On the basis of the foregoing, and having regard for such legal considerations as we deem relevant, we are of the
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Conexant Systems, Inc.                -3-                          July 7, 1999

opinion that (i) the Notes have been legally and validly issued and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors' rights in general and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (ii) the Conversion Shares, when and if delivered upon the due conversion of the Notes in accordance with the Indenture and the terms of the Notes, will, when so delivered, be legally and validly issued, fully paid and non-assessable.

                  We express no opinion herein as to any laws other than the laws of the State of New York, the corporate laws of the State of Delaware and the Federal laws of the United States.

                  We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. We also hereby consent to the reference to this firm under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement.


                                             Very truly yours,

                                             CHADBOURNE & PARKE LLP